First Connecticut Bancorp, Inc. Announces Quarterly Dividend

FARMINGTON, Conn., May 25, 2012 (GLOBE NEWSWIRE) -- First Connecticut Bancorp, Inc. (NASDAQ: FBNK) today announced that its Board of Directors has voted to pay a cash dividend in the amount of $0.03 per share on June 14, 2012 to all shareholders of record as of June 4, 2012.

"We are pleased to provide our third consecutive dividend to shareholders since completing our Initial Public Offering on June 29, 2011," said John J. Patrick, Jr., chairman, president and chief executive officer of First Connecticut Bancorp, Inc.

First Connecticut Bancorp, Inc. is the holding company for Farmington Bank, a full-service community bank with 18 branch locations throughout central Connecticut. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank has assets of $1.7 billion. For more information about Farmington Bank, visit farmingtonbankct.com.

The First Connecticut Bancorp, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=11128

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

CONTACT:	Jennifer H. Daukas
Investor Relations Officer
One Farm Glen Boulevard, Farmington, CT 06032
P 860-284-6359 | F 860-409-3316
jdaukas@farmingtonbankct.com
farmingtonbankct.com

Source: First Connecticut Bancorp, Inc.